Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement') is entered into by and among H. Edward Dean, III, ("you"), MVB Financial Corporation, a West Virginia corporation (the "Company”), and MVB Bank, Inc., a wholly-owned subsidiary of the Company (“MVB”), and will be effective for all purposes and in all respects immediately following the Closing on the Membership Interest Purchase Agreement of Potomac Group LLC (the "Effective Date”).

WHEREAS, the Company has hired you and desires to employ you based on your particular qualifications, on the condition that you shall enter into this Agreement and shall fully perform all the responsibilities and duties and strictly observe all of your obligations hereunder; and

WHEREAS, you are willing to become employed as President and Chief Executive Officer of the Potomac Mortgage Group, LLC (“PMG”), which will be a wholly owned subsidiary of the Company and encompass all mortgage operations of the Company, on the condition that the Company enter into this Agreement and shall fully perform and strictly observe all of its obligations hereunder;

NOW, THEREFORE, in consideration of your employment by the Company, MVB and PMG and the compensation to be paid by the Company, MVB and PMG to you in connection therewith and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company, MVB and PMG, intending legally and equitably to be bound, hereby agree as follows:

1.	Position and Responsibilities.

(a)            Position. The Company, MVB and PMG agree to employ you as President and Chief Executive Officer of PMG throughout the Term (as defined below). You shall report directly to Larry F. Mazza, the Chief Executive Officer and President of the Company, as well as the Chief Executive Officer of MVB. You shall also be nominated to serve on the Board of Directors of MVB Financial Corporation (“the Board”) each time the term on the Board expires, through the full Term of your employment.

(b)            Responsibilities. You shall use your best efforts to further the interests of the Company, MVB and PMG, to discharge diligently your duties and responsibilities to the Company, MVB and PMG under this Agreement and to abide strictly by the policies of the Company, MVB and PMG. Subject to Section 5(b)(ii) hereof, such duties shall be rendered at the principal office of PMG or at such other places for minimal periods of time as the interests, needs, business or opportunity of the Company, MVB and PMG shall require. You shall have exclusive responsibility for, and complete discretion in, determining the compensation, bonus, commission, benefits, and other terms of employment of all employees of PMG, including hiring and firing decisions, promotions, disciplinary actions, severance, consulting, retention, and termination terms, so long as you comply with the law as set forth in Section 1(d), and such terms are usual and customary in the markets in which PMG lends in the mortgage banking industry, with the exception of you, Peter Cameron and Fred Brooks, for whom compensation will be approved through Employment Agreements and any changes will be approved through the Company’s compensation committee.

(c)            Duty of Loyalty. During the Term, you shall devote your business time, attention and energies to PMG's business and shall not engage in any other business activity, whether or not such business activity is pursued for gain, profit or other economic or financial advantage, except that you may serve as a director of companies which do not directly or indirectly compete with PMG with the prior consent of the Board (which consent shall not be unreasonably withheld), and you may serve in charitable or philanthropic capacities or positions so long as such activities do not conflict with the corporate objectives of PMG and do not interfere with the performance of your duties hereunder. This Section 1 shall not be construed to prevent or prohibit you from managing your personal assets or investments as long as such activities do not interfere with the performance of your duties hereunder. You represent that you are not a party to any agreement that subjects you to any legal obligations or restrictions that would prevent you from or limit you in performing your responsibilities under this Agreement.

(d)            Regulatory Compliance. You agree to, at all times, remain familiar with and comply, in all material respects, with all Company, MVB and PMG Policies (which will be provided to you at the outset of your employment, and any supplements or modifications shall be provided to you forthwith), and applicable federal, state, and local laws, ordinances, rules, regulations, guidelines, and other requirements pertaining to the banking and mortgage banking industry, to the business of PMG, and to the origination, processing, underwriting, closing, or funding of mortgages, or other activities of PMG.

2.	Term of Employment.

Subject to the terms and conditions of this Agreement, the Company, MVB and PMG agree to employ you, and you agree to remain employed by the Company, MVB and PMG, from the Effective Date until the day prior to the fifth anniversary of such date (the "Term"). The Term shall extend for up to three (3) years on the fifth anniversary of the Effective Date. In the event either party desires to terminate the Term at the end of the five years, it shall provide written notice to the other party on or before six months after the fourth anniversary of the Effective Date, in accordance with Section 12(a) hereof (a "Non-renewal Notice"), in which case the Termination Date (as defined in Section 5 hereof) shall be the fifth anniversary of the Effective Date unless, prior to the expiration of the Term, your employment is terminated pursuant to Section 5(a), (b) or (c) hereof. In the event of any termination of your

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employment pursuant to the terms of Section 5(a), (b) or (c) hereof, the Term shall be deemed to have ended as of the applicable Termination Date.

You shall have the option to extend the Term, in the event the Company and MVB agree, by one, two or three years. The exercise of this option shall be communicated in writing to the Company or MVB on or before six months after the fourth anniversary of the Effective Date, including the length of the option period you wish to exercise. In the event you communicate either one year, or two years for your option extension, you shall have the option of extending again for an additional one or two year period, so long as you notify the Company and MVB in writing, on or before six months’ prior to the expiration of that extension period. If you exercise one year, and then one year again, you shall have the option to exercise one more year, so long as you notify the Company or MVB in writing, on or before six months’ prior to the expiration of the preceding term. Each time you exercise your option to extend, the Company and MVB have the right to reject such exercise of the option, within five (5) business days of notification by you in writing of your desire to extend. If the Company and MVB do not provide such notice within five (5) business days, the elected period of extension will be deemed accepted. In the event neither party provides a written Non-renewal Notice on or before six months after the fourth anniversary of the Effective Date, the Term will automatically extend for an additional three years, and shall, ipso facto, become part of (and incorporated within any references to) the Term.

3.	Compensation.

(a)            Base Compensation. You will be entitled to receive base compensation ("Base Compensation") during the Term. Your Base Compensation for the first year of the Term shall be at the annual rate of Five Hundred Thousand Dollars ($500,000) per year. Your Base Compensation shall be paid on a regular basis, in accordance with the PMG’s standard payroll practices, but in no less than monthly installments, less deductions required by law.

On or about January 15 of each year during the Term, the Board will review and increase (but not decrease) your Base Compensation.

(b)            Commission Compensation. You will also be entitled to receive compensation according to the commission schedule attached as Exhibit A.

(c)            Bonus Compensation. On a monthly basis, you shall receive an additional cash payment (less deductions required by law) ("Bonus Compensation") in an amount equal to seven and a half percent (7.5%) of PMG’s pre-tax income. If a loss is incurred in any month during the periods covered in this Agreement, future bonuses will not be paid until PMG’s income has recovered such losses.

(d)            Earn-out. As a member of the Executive team, you will be eligible to participate in an earning program with PMG. With the goal of having PMG

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accumulate Twenty-Four Million Dollars ($24,000,000) (the “Earn-out Share”) in pre-tax income in the first three years after the Effective Date, you will receive a share of PMG’s income, such share to be apportioned as determined by you prior to distribution, under the following terms:

(i)	Except as otherwise provided in clauses (ii) and (iii) below, in each of the first three full fiscal years of the Term, you will receive 74% of 50% of PMG’s annual pre-tax income over $8,000,000 until PMG’s Earn-out Share is reached;

(ii)	If PMG’s Earn-out Share is reached within the second full fiscal year of the term, you will receive 74% of 50% of PMG’s pre-tax income over $8,000,000 at the end of the second year. You will receive 74% of 50% of all pre-tax income during the third, and fourth fiscal years, and you will receive 74% of 25% of PMG’s pre-tax income at the end of the fifth fiscal year;

(iii)	If PMG’s Earn-out Share is reached within the third fiscal year, you will receive 74% of 75% of all income in the third fiscal year that exceeds PMG’s Earn-out Share, and you will receive 74% of 25% of PMG’s pre-tax income in the fourth and fifth fiscal years;

(iv)	If PMG’s Earn-out Share is not reached before end of the third fiscal year after the Effective Date, you will receive 74% of 25% of PMG’ pre-tax income at the end of the fourth and fifth fiscal years.

Each of the payments will be due by February 15 of the following year. The definition of “pre-tax income,” for purposes of determining the payments to you under this Section, shall be defined as follows:

Pre-tax income shall mean PMG’s earnings (including PMG’s proportionate share of the earnings (losses) of Lenders Service Provider, LLC) before income tax, computed in accordance with GAAP, consistently applied, for the twelve full calendar months beginning on the first day of the calendar year after the Effective Date, provided that the determination of PMG’s earnings before income tax shall exclude all Excluded Amounts.

The term “Excluded Amounts” means (i) any general overhead or administrative expenses, corporate/shared expenses, management fees, or consulting fees of MVB or the Company or any of their other subsidiaries or Affiliates (other than PMG) other than $20,833.33 per month, except to the extent that such expenses reflect actual costs and expenses which are payable to unaffiliated third parties providing goods or services used by MVB and the Company, (ii) any expense related to Losses (as defined in the Membership Interest Purchase Agreement) incurred by

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MVB or the Company, which were actually reimbursed by the members to MVB pursuant to the indemnification obligations of the Members contained in this Membership Interest Purchase Agreement, (iii) any interest expense, loan fees or other costs and expenses (together, “interest costs”) incurred by MVB for the purpose of making purchase price payments under the Membership Interest Purchase Agreements, (iv) amortization (which shall include any write downs or write offs) of intangible assets and increased depreciation expenses created by MVB’s purchase of the membership interests, (v) any costs or expenses incurred by MVB or the Company and any of their affiliates in connection with the preparation, negotiation or consummation of the transactions contemplated by the Membership Interest Purchase Agreement, including legal, accounting and due diligence expenses (including any of the foregoing relating to the preparation, calculation or determination of PMG’s Closing Date Balance Sheet, and any fees paid to or incurred by MVB or the Company’s accountants in connection with the foregoing); and (vi) any impact of PMG’s derivative adjustment.

The Company, MVB and PMG acknowledge and agree that PMG will deliver loans into the marketplace on a mandatory and best efforts basis after closing. The Company, MVB and PMG also acknowledge and agree that is will extend a line of credit to PMG with a minimum principal amount of $125,000,000 and a maximum principal amount of $200,000,000, at a floating interest rate equal to the Federal Funds effective rate plus 200 basis points.

(e)            The Company, MVB and PMG agree that PMG shall use LSP, LLC for the loan services in the same or similar manner Potomac Mortgage Group currently uses LSP LLC.

(f)            Stock Options. You shall be provided with 5,000 stock options in the Company in January 2013, at the strike price determined to be the fair market value of the shares as of the date of issuances. The stock options shall vest as follows: 1,000 on the first anniversary of the Effective Date of employment, 1,000 on the second anniversary of the Effective Date of employment, 1,000 on the third anniversary of the Effective Date, 1,000 on the fourth anniversary of the Effective Date, and the remaining 1,000 on the fifth anniversary of the Effective Date of employment. The options shall be governed by the Company Stock Plan. The Stock Plan shall be provided to you before the execution of this Agreement.

4.	Employee Benefits; Expenses.

(a)            During the Term, you shall be eligible for vacation and paid holidays inaccordance with Company, MVB and PMG policy and to participate in Company, MVB and PMG employee benefit plans and executive compensation programs at the highest levels that the Company, MVB and PMG provide to its senior executives. In addition, you will receive a monthly vehicle allowance of $1,500.00.

(b)             PMG shall reimburse you for all ordinary and reasonable business expenses paid by you in connection with the performance of your duties.

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5.	Termination of Employment.

Subject to the provisions of Sections 7 and 8, termination of your employment may occur under any of the following circumstances:

(a)             Company's Termination of Employment. Notwithstanding the terms of Section 2, and subject to the provisions of this Section 5 and Sections 7 and 8, the Company, MVB and PMG have the right to terminate your employment at any time, with or without Cause. For all purposes under this Agreement, "Cause” shall mean:

(i)	a willful act by you, which constitutes embezzlement or criminal fraud and which is materially injurious to the Company, MVB or PMG;
(ii)	your ineligibility to serve as employee, officer or director of the Company pursuant to Section 9 of the Investment Company Act of 1940, as amended; or
(iii)	a breach by you of your fiduciary duty to the Company, MVB or PMG, which breach is materially injurious to the Company, MVB or PMG and continues un-remedied for more than sixty (60) days after written notice by the Company, MVB or PMG to you specifying in reasonable detail such breach.

No act, or failure to act, by you shall be considered "willful" if done in good faith and with a reasonable belief that the act or omission was lawful and in the Company, MVB or PMG's best interest. Any determination of Cause under this Agreement shall be made by a resolution duly adopted by the affirmative vote of at least two-thirds (2/3) of the members of the Board (not including you if you are a member of the Board) at a meeting of the Board called and held for that purpose; provided, that you shall have been given written notice of such meeting in accordance with Section 12(a) hereof at least ten (10) business days prior to the meeting and shall have been given the opportunity to be heard by the Board before any such resolution is passed. Any failure by the Company, MVB or PMG to follow the procedures set forth in this Section 5(a) in connection with a termination of your employment shall result in such termination being deemed to be a termination by the Company, MVB or PMG without Cause under this Agreement.

If the Company, MVB or PMG terminate your employment for any reason other than for Cause, or if the Company, MVB or PMG deliver a Non-renewal Notice pursuant to Section 2, you shall receive the Severance Payments in accordance with Section 7 and, if applicable, Section 8.

(b)            Your Termination of Employment. Notwithstanding the terms of Section 2, you have the right to terminate your employment with the Company, MVB or PMG at any time for any reason. If you terminate your employment (other than (x) for Good Reason (as defined herein) or (y) due to your death or Disability), you will not

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be entitled to any Severance Payments. "Good Reason" shall mean that, within the ninety (90) days prior to your notice of termination (or, with respect to clause (v) of this Section 5(b) only, within twelve (12) months after a Change of Control):

(i)	you have been assigned duties that are materially inconsistent with your position or have been given instructions that, if implemented by you, would result in a breach of your fiduciary duties to the Company, MVB or PMG, which inconsistent assigned duties or instructions shall have remained uncorrected for a period of thirty (30) days after written notice by you to the Company, MVB or PMG specifying in reasonable detail your dispute with such assigned duties or instructions;
(ii)	not at your election, your office has been relocated to a location more than fifteen (15) miles from your current office;
(iii)	you are demoted from the position of President or Chief Executive Officer;
(iv)	other than if you voluntarily resign, during the first three years from the Effective Date you cease to be a member of the Board or after the expiration of your three-year term, you are not nominated for a second term as a member of the Board;
(v)	a Change of Control (as defined in Section 6) has occurred;
(vi)	the Company, MVB or PMG breach any of its obligations to you under Section 3 or 4 of this Agreement or breach any material obligation under any other agreement between the Company, MVB and PMG and you, including, but not limited to, that certain Indemnification Agreement, dated as of even date herewith, by and between the Company and you in the form attached hereto as Exhibit B (the "Indemnification Agreement”), which breach continues for more than thirty (30) days after written notice by you to the Company, MVB or PMG specifying in reasonable detail such breach;
(vii)	the Company, MVB or PMG fail to maintain its directors' and officers' liability insurance policy(ies) at levels commensurate with the Company, MVB or PMG's past practices and in accordance with standard industry practice for companies of the same or similar type and with similar risk factors as the Company, MVB or PMG, which failure continues for more than thirty (30) days after discovery by you and subsequent written notice by you to the Company, MVB or PMG;
(viii)	your Base Compensation, Commission Compensation, or the
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percentage of your Bonus Compensation or Earn-out in relation to PMG’s pre-tax income as defined in this Agreement shall have been reduced; or
(ix)	Larry F. Mazza ceases to be Chief Executive Officer of the Company and MVB AND there is a material impact on your, or your key employees’ (including, but not limited to Peter Cameron and Fred Brooks) employment or employment terms.

For a period of twelve months after an event constituting Good Reason, your continued employment after an event constituting Good Reason shall not constitute your consent to, or a waiver by you of your rights with respect to, any circumstance constituting Good Reason.

(c)            Death or Disability. Notwithstanding the terms of Section 2 hereof, your employment shall be deemed to have been terminated by you upon your (i) death or (ii) inability to perform your duties under this Agreement due to your physical or mental illness or impairment, even with reasonable accommodation, for more than twenty (20) consecutive weeks in any twelve (12)-month period ("Disability"). For purposes of this Section 5(c), the Termination Date will be the date of your death or on the date after the substantially consecutive 20th week that you receive notice of Disability, as applicable.

(d)            Notice of Termination.

(i)	You agree to provide the Company, MVB and PMG thirty (30) days' prior written notice of any termination by you. The Company, MVB and PMG may, in their sole discretion, select any date prior to the end of such thirty (30)-day notice period as the Termination Date, but shall pay you during that period of time.
(ii)	The Company, MVB and PMG agree to provide thirty (30) days' prior written notice of its intention to terminate this Agreement without Cause pursuant to this Section 5 and, unless otherwise agreed to by the parties, the Termination Date shall become effective on the date that is thirty (30) days after such notice. In the event that the Board undertakes a determination of whether Cause exists pursuant to Section 5(a) hereof, the Company, MVB and PMG shall send written notice to you no later than one (1) business day after the Board passes a resolution finding that Cause exists in accordance therewith and the Termination Date shall become effective on the date that such resolution is passed by the Board.
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6.	Change of Control.

“Change of Control” shall mean the occurrence of any of the following events after the Effective Date of this Agreement:

(a)            the sale or other disposition of all or substantially all of the Company's assets;

(b)            the acquisition, whether directly, indirectly, beneficially (within the meaning of rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act")) or of record, as a result of a merger, consolidation or otherwise, of securities of the Company representing twenty-five percent (25%) or more of the aggregate voting power of the Company's then-outstanding Common Stock by any "person" (within the meaning of Sections 13(d) and 14(d) of the 1934 Act), including, but not limited to, any corporation or group of persons acting in concert, other than (i) the Company or its subsidiaries and/or (ii) any employee pension benefit plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974) of the Company or its subsidiaries, including a trust established pursuant to any such plan; or

(c)            the individuals who were members of the Board as of the Effective Date (the "Incumbent Board') cease to constitute at least two-thirds (2/3) of the Board; provided, however, that any director appointed by at least two-thirds (2/3) of the then Incumbent Board, other than any director appointed or nominated in connection with, or as a result of, a threatened or actual proxy or control contest, shall be deemed to constitute a member of the Incumbent Board.

7.	Severance Payments.

If, during the Term, the Company, MVB or PMG terminate your employment for any reason other than Cause, or you terminate your employment for Good Reason, or your employment is terminated due to your death or Disability, you shall be entitled to receive the applicable payments and benefit coverage described in this Section 7 (the "Severance Payments”).

(a)             If, during the Term, the Company, MVB or PMG terminate your employment for any reason (other than for Cause) or you terminate your employment for Good Reason, you shall be entitled to receive an amount (less deductions required by law) equal to eighteen months of the average of the sum of your W-2 from PMG for the immediately previous two fiscal years. In the event the termination without Cause or for Good Reason occurs prior to the expiration of two fiscal years with PMG, then it shall be based upon the immediately previous fiscal year W-2 from PMG, plus the K-1 you received from PMG for the year prior, or if the first fiscal year has not been completed, it shall be based on your K-1 that you received from PMG for the years 2011 and 2012. In addition, all restrictions on the Company stock that you own shall be removed, and all stock options shall immediately vest.

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(b)            If your employment terminates as a result of you electing not to renew, but the Company, MVB or PMG electing renewal, or you and the Company, MVB and PMG all electing non-renewal, in accordance with Section 2, the parties shall continue this Agreement in full force through the full contract period currently in effect, but shall have no further obligations thereafter, other than as explicitly provided for in this Agreement. However, if you elect to exercise one or more years of your three year option period, and the Company, MVB or PMG reject your election of any of those three years of options, then the Company, MVB and PMG have the option of either 1) paying you as if your termination was without Cause for purposes of this Agreement, and you shall also adhere to the provisions set forth in Section 10; or 2) not paying you after the expiration of the term of this Agreement (except as set forth in this Section), and the provisions in Section 10 shall not apply.

(c)             If your employment terminates as a result of your death or Disability and this Agreement has not otherwise been terminated pursuant to any other provision, you or your beneficiary, personal or legal representatives or estate, as the case may be, shall be entitled to receive an amount (less deductions required by law) equal to your W-2 for the fiscal year immediately prior to the fiscal year in which you die or are Disabled, for a period of one year following the effective date of your termination based upon death or Disability. In the event such death or Disability occurs within the first year of the Term, the amount shall be determined by your K-1 received from PMG for the year prior to the effective year of your termination. In addition, for the first three years from the Effective Date, the Company, MVB and PMG shall provide disability and life insurance to you in sufficient amounts to be able to cover a minimum of two and a half times your Base Compensation. After the third year and for the remainder of the Agreement Term, the Company, MVB and PMG shall provide disability and life insurance consistent with what is provided to the highest level executives of the Company, MVB and PMG.

(d)             Benefits. Provided that you and your eligible family members make a timely election to continue your health and dental insurance benefits under the Company, MVB and PMG's group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations issued thereunder ("COBRA"), the Company, MVB and PMG will pay your COBRA premiums for the maximum period of continuation coverage provided under COBRA, and pay the full cost for substantially equivalent health and dental insurance benefits for six (6) months after such maximum continuation coverage period expires. These payments will be made directly to the insurance carrier beginning on the first pay period following your Termination Date. This provision shall be in effect regardless of the reasons for the Termination.

In addition, in the event that the Company, MVB and PMG terminate your employment without Cause, or you terminate your employment for Good Reason or your employment terminates due to your death or Disability, you (or your personal or legal representatives) shall receive the benefits (including, but not limited to, family

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health and dental insurance coverage at the sole expense of the Company, MVB and PMG, stock option plan, split dollar life insurance plan, executive long term disability plan, deferred compensation and 401(k) plans and other benefits set forth in Section 4(a) hereof (except to the extent that any such benefits are duplicative of the health and dental insurance coverage set forth in the preceding sentence)) for the period through the full Term.

(e)            No Mitigation. You shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 7, nor shall any such payment or benefit be reduced by any earnings that you may receive from any other source.

(f)            Commissions. Notwithstanding any provisions above, and regardless of the reason for your termination or non-renewal, you shall be entitled to receive all commissions earned, regardless of whether the payments were made after the date of your termination. Such commissions shall each be paid no later than 30 days after each closing.

8.	Mutual Non-Disparagement.

During the Term, the parties agree to speak well about each other and their businesses. Nothing in this provision, however, shall be construed to prohibit each party from answering truthfully with respect to any local, state or federal inquiry, in response to any subpoena or court order, or in responding to questions in any subsequent employment opportunity.

9.	Section 409A.

The parties intend that any compensation, benefits, or other amounts to be paid to you be paid in compliance with Section 409A of the Internal Revenue Code, such that there will be no adverse tax consequences, interest, or penalties for you. If any provision of this Agreement would cause you to incur any additional tax or interest under Section 409A, the Company, MVB and PMG shall reform such provision; provided that the Company, MVB and PMG shall: (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code, and (ii) notify and consult with you regarding such amendments or modifications prior to the effective date of any such change.

10.	Restrictive Covenants.

(a)            Non-Solicitation. If the Company, MVB or PMG terminates your employment with Cause, you terminate your employment without Good Reason, or the Company elects under Section 7(b)(1), you agree, for a period of 18 months after the Termination Date, ("Restricted Period”), that you will not, directly or indirectly, individually or as a part of or on behalf of any other person, company, employer or other entity hire or attempt to solicit for hire (other than on behalf of the Company, MVB or PMG), any person who is employed by the Company, MVB or PMG within

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six (6) months prior to the Termination Date until at least three (3) months after the person's employment with the Company, MVB or PMG ends ("Covered Employee").

(b)            Non-competition. If the Company, MVB or PMG terminate your employment with Cause, you terminate your employment without Good Reason, or the Company, MVB or PMG elect under Section 7(b)(1), you agree, for a period of 18 months after the Termination Date, you agree that you will not, directly or indirectly, on your own behalf or on the behalf of any other person, company, employer or other entity, perform the same services as those you performed for the Company, MVB or PMG in the last year of your position. This limitation will apply only to services to be provided in counties in which the Company, MVB or PMG is located.

These Restrictive Covenants will only be in full force and effect if the Company, MVB and PMG are adhering to all of its obligations to you, including any payments or benefits under Sections 7, 8, and 9.

11.	Indemnification.

Commencing on the Effective Date and at all times thereafter, you shall be indemnified by the Company, MVB and PMG pursuant to the Indemnification Agreement, attached as Exhibit B. In addition, you shall be a beneficiary of a commercially available directors' and officers' liability insurance policy maintained by the Company, MVB and PMG, on terms and conditions deemed appropriate by the Board, with the advice of counsel, as long as you remain an officer or director and any periods thereafter for acts relating to the period of time in which you served as an officer and/or director.

12.	Miscellaneous Provisions.

(a)            Notices. Unless otherwise provided herein, any notice or other information to be provided to the Company, MVB and PMG will be sent: (a) by electronic mail; (b) by registered or certified U.S. mail, return receipt requested; (c) by hand; or (d) by overnight courier, addressed to the other party at the following addresses:

To the Company, MVB and PMG:

Larry F. Mazza

Chief Executive Officer of MVB Financial Corp.
301 Virginia Avenue
Fairmont, WV 26553

lmazza@mvbbanking.com

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To the Employee:

H. Edward Dean, III

4035 Ridge Top Road

Suite 100

Fairfax, VA 22030

EDean@potomacmortgagegroup.com

cc:	Elaine Charlson Bredehoft

Charlson Bredehoft Cohen Brown & Sakata, P.C.

11260 Roger Bacon Drive, Suite 201

Reston, VA 20190

ebredehoft@cbcblaw.com

Notice shall be deemed effective: (i) on the first business day following the sending by electronic mail; (ii) on the date hand delivered; (iii) on the first business day following the sending thereof by overnight courier; and (iv) on the fifth calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing of the notice into the custody of the U.S. Postal Service, except for a notice of a change of address, which shall be deemed effective only upon receipt. The parties agree to provide notice of any change of address.

(b)            Company, MVB and PMG Claims; Prevailing Party. In the event that the Company, MVB or PMG allege that you breached any of your covenants contained in Section 10, the Company, MVB and PMG agree that they shall not offset or suspend any of its severance obligations pursuant to Section 7 or its obligations to make payments pursuant to Section 8 hereof, but instead shall be required to maintain a separate action for damages relating to any such alleged breach. In the event the parties bring suit in a court of law under any provision of this Agreement, subject to Section 12(c) below, the substantially prevailing party shall be entitled to reimbursement from the non-prevailing party for his reasonable attorneys’ fees and costs incurred from the date of the breach, until paid.

(c)            Nature of Agreement. This Agreement and the attachments hereto constitute the entire agreement between you and the Company, MVB and PMG and supersede all prior agreements and understandings between you and the Company, MVB and PMG. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by the Chief Executive Officer of the Company or MVB. No

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failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

(d)            Jurisdiction/Venue. This Employment Agreement shall be interpreted, enforced and governed by the laws of the Commonwealth of Virginia, without regard to choice-of-law or conflict-of-laws principles, and without regard to any jurisdiction or venue provisions in any other agreements between or among the Company, MVB, PMG and you.. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the Circuit Court in Fairfax County, Virginia, or the Eastern District of Virginia, Alexandria Division, in any action or proceeding arising out of this Agreement.

(e)            Survival/Miscellaneous Provisions. This Agreement shall be binding on the Company, MVB and PMG and their successors and assigns and on you, your heirs and personal or legal representatives. Notwithstanding anything to the contrary contained herein, this Agreement will continue in effect until all obligations under it are fulfilled. Neither party may assign this Agreement, either voluntarily or involuntarily. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect, and this Agreement shall be interpreted as if the unenforceable provision had not been included in it. This Agreement may be executed in any number of counterparts each of which shall be an original, but all of which together shall constitute one instrument. The headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement. The parties further certify that they fully understand the terms of this Agreement and have entered into it knowingly and voluntarily.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company and MVB by their authorized officer, effective as of the date and year set forth above.

MVB FINANCIAL CORP. and MVB BANK, INC.

By:	/s/ Larry F. Mazza
Larry F. Mazza
Chief Executive Officer of
MVB Financial Corp. and MVB Bank, Inc.

/s/ H. Edward Dean
H. EDWARD DEAN, III

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EXHBIT A

LOAN ORIGINATOR COMMISSION COMPENSATION SCHEDULE

Your commission compensation shall be determined and calculated in accordance with this Exhibit A. Notwithstanding anything to the contrary herein, the timing of payments of compensation shall at all times be subject to the Company, MVB and PMG Policies regarding regular payroll practices.

Except as otherwise specified herein or in the Agreement, the meanings for defined terms in this Exhibit A appear in Article V. below.

I.              Compensation. For each pay period, you shall earn compensation equal to (a) a Guaranteed Salary, and (b) Commissions.

II.             Monthly Payment. “Monthly Payment” shall mean $41,666.67 per month, less deductions required by law. This amount is not subject to recovery by PMG based on your failure to earn Commissions.

III.            Commissions. PMG shall pay a commission (“Commission”) to you for every Eligible Loan you originate. Your Commission for each Eligible Loan is a fixed percentage of the principal amount of the credit extended (the “Commission Rate”).

Commission Rate

Your Commission Rate shall be equal to the following:

Loan	Basis Points of the Principal Amount of the Credit Extended
Company Loan	80 bps
Construction Loan	50 bps

Employee Loans and House Loans

Company, MVB and PMB will not pay Commissions for Employee Loans or House Loans.

Commissions for Home Equity Lines of Credit (“HELOCs”)

For each HELOC originated by you, you shall receive 50 Basis Points, conditioned upon the Employee locking with the interest rate and discount points quoted by PMG Secondary Marketing Department.

PMG requires a minimum of a 50 Basis Points gain on each HELOC after payment of your Commission for that transaction. If PMG’s gain on a

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HELOC is under 100 Basis Points; PMG will reduce your Commission by an amount sufficient to increase PMG gain to 50 Basis Points.

IV.	Periodic Review. PMG will review the Compensation Schedule and Plan on a periodic basis.

V.	Definitions.

"Basis Point" means an amount equal to one hundredth of one percentage point (0.01%) of the gross loan amount stated in the note at settlement.

"Brokered Loan" means an Eligible Loan in which the funds provided for settlement of the transaction were neither from PMG's own resources, nor from PMG having drawn upon a bona fide warehouse line of credit. Construction Loans, Employee Loans and House Loans are not Brokered Loans for purposes of this Exhibit A.

"Company Loan" means an Eligible Loan in which Company, MVB or PMG is named the lender on the note and in which the funds provided for settlement of the transaction were either from PMG's own resources or from PMG having drawn upon a bona fide warehouse line of credit. Construction Loans, Employee Loans and House Loans are not Company Loans for purposes of this Exhibit A.

"Construction Loan" means an Eligible Loan that is closed and funded and designated for the Construction/Perm Portfolio.

An "Early Pay Off" occurs when a loan is repaid in full for any reason per investor guidelines.

"Eligible Loan" means a consumer-purpose, closed-end residential mortgage loan that is (a) closed and funded in accordance with Applicable Requirements, in the period in which the commission is calculated; (b) not unfunded, cancelled or rescinded for any reason within five (5) days after settlement; and (c) the period for any Early Pay Off has expired. Notwithstanding the foregoing, Company, MVB or PMG shall advance Commissions for all Eligible Loans that meet (a) and (b) in the next payment cycle. If the Commission has been advanced on a loan that later results in an Early Pay Off, the amount advanced to the Employee on such loan shall be reduced from the next Commission payment to the Employee.

"Employee Loan" means a residential mortgage loan that the Employee originates for an employee of Company, MVB or PMG. For purposes of this Exhibit A, Employee Loans are not Eligible Loans.

"HELOC" or "home equity line of credit" means an open-end consumer-purpose residential mortgage loan that is (a) closed and funded in accordance with Applicable Requirements, in the period in which the commission is calculated and

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(b) not unfunded, cancelled or rescinded for any reason within five (5) days after settlement.

"House Loan" means a residential mortgage loan that the Employee originates for designated friends, family members and clients of PMG or its employees, as set forth in Company, MVB or PMG Policies. For purposes of this Exhibit A, House Loans are not Eligible Loans.

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EXHBIT B

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this "Agreement") is made and entered into, effective the 31st day of December, 2012, by and between MVB Financial Corporation, a West Virginia corporation ( the "Company"), and H. Edward Dean, III ("Indemnitee").

WHEREAS, at the request of the Company, Indemnitee currently serves as a director and an officer of Potomac Mortgage Group, LLC, a wholly owned subsidiary of MVB Financial Corporation and may, therefore, be subjected to claims, suits or proceedings arising as a result of his service;

WHEREAS, as an inducement to the Indemnitee to continue to serve as such. director and such officer, the Company has agreed to indemnify and to advance expenses and costs incurred by Indemnitee in connection with any such claims, suits or proceedings, to the fullest extent permitted by law; and

WHEREAS, the parties by this Agreement desire to set forth their agreement regarding indemnification and advancement of expenses;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1.	Definitions.

For purposes of this Agreement:

(a)	“Change of Control” shall mean the occurrence of any of the following events after the Effective Date of this Agreement:

(i)             The sale or other disposition of all or substantially all of the Company's assets;

(ii)            The acquisition, whether directly, indirectly, beneficially (within the meaning of rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act")) or of record, as a result of a merger, consolidation or otherwise, of securities of the Company representing twenty-five percent (25%) or more of the aggregate voting power of the Company's then-outstanding Common Stock by any "person" (within the meaning of Sections 13(d) and 14(d) of the 1934 Act), including, but not limited to, any corporation or group of persons acting in concert, other than (i) the Company or its subsidiaries and/or (ii) any employee pension benefit plan (within the meaning of Section

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3(2) of the Indemnitee Retirement Income Security Act of 1974) of the Company or its subsidiaries, including a trust established pursuant to any such plan ; or

(iii)            The individuals who were members of the Board as of the Effective Date (the "Incumbent Board') cease to constitute at least two-thirds (2/3) of the Board; provided, however, that any director appointed by at least two-thirds (2/3) of the then Incumbent Board, other than any director appointed or nominated in connection with, or as a result of, a threatened or actual proxy or control contest, shall be deemed to constitute a member of the Incumbent Board.

(b)	"Corporate Status" means the status of a person who is or was a director, trustee, officer, employee or agent of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for which such person is or was serving at the request of the Company;
(c)	"Disinterested Director" means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.
(d)	"Effective Date" means the date set forth in the first paragraph of this Agreement.
(e)	"Expenses" shall include all reasonable attorneys' fees, retainers, Court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding coats, telephone charges, postage, delivery service fees, and. All other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in proceeding.
(f)	"Independent Counsel" means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. If a Change of Control has not occurred, Independent Counsel shall be selected by the Board of Directors, with the approval of Indemnitee, which approval will not be unreasonably withheld. If a Change of Control has occurred, Independent Counsel shall be selected
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by Indemnitee, with the approval of the Board of Directors, which approval will not be unreasonably withheld.

(g)	"Proceeding" includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation; administrative hearing or any other proceeding; whether civil, criminal, administrative, or investigative (including on appeal), except one (i) initiated by an Indemnitee pursuant to Section 11 of this Agreement to enforce his rights under this Agreement, or (ii) pending or completed on or before the Effective Date, unless otherwise specifically agreed in writing by the Company and Indemnitee.

Section 2.	Services by Indemnitee.

Indemnitee will serve as a director and an officer of the Company. However, this Agreement shall not impose any obligation on Indemnitee or the Company to continue Indemnitee’s service to the Company beyond any period otherwise required by law or by other agreements or commitments of the parties, if any.

Section 3.	Indemnification – General.

The Company shall indemnify, and advance Expenses, to Indemnitee (a) as provided in this Agreement and (b) otherwise to the fullest extent permitted by Virginia law in effect on the date hereof and as amended from time to time; provided, however, that no change in Virginia law shall have the effect of reducing the benefits available to Indemnitee hereunder based on Virginia law as in effect on the date hereof. The rights of Indemnitee provided in this Section 2 shall include, without limitation, the rights set forth in the other sections of this Agreement. Notwithstanding anything to the contrary in this Section 3 or any other section of this Agreement, the Company shall not indemnify or advance Expenses to Indemnitee if the payment of such Expenses would violate federal, state, or local law or regulations.

Section 4.	Proceedings Other than Proceedings by or in the Right of the Company.

Indemnitee shall be entitled to the rights of indemnification provided in this Section 4 if, by reason of his Corporate Status, he is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed Proceeding, other than a Proceeding by or in the right of the Company. Pursuant to this Section 4, Indemnitee shall be indemnified against all judgments, penalties, fines and amounts paid in settlement and all Expenses actually and reasonably incurred by him or on his behalf in connection with a Proceeding by reason of his Corporate Status unless it is established that (i) the act or omission of Indemnitee was material to the matter giving rise to the Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate

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dishonesty, (ii) Indemnitee actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal Proceeding, Indemnitee had reasonable cause to believe that his conduct was unlawful.

Section 5.	Proceedings by or in the Right of the Company.

Indemnitee shall be entitled to the rights of indemnification provided in this Section 5 if, by reason of his Corporate Status, he is, or is threatened to be, made a party to or a witness in any threatened, pending or completed Proceeding brought by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 5, Indemnitee shall be indemnified against all amounts paid in settlement and all Expenses actually and reasonably incurred by him or on his behalf in connection with such. Proceeding unless it is established that (i) the act or omission of Indemnitee was material to the matter giving rise to such a Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (ii) Indemnitee actually received an improper personal benefit in money, property or services.

Section 6.	Court-Ordered Indemnification.

Notwithstanding any other provision of this Agreement, a court of appropriate jurisdiction, upon application of Indemnitee and such notice as the court shall require, may order indemnification in the following circumstances:

(a)            if it determines Indemnitee is entitled to reimbursement under Va. Code. Ann § 13.1-698, et seq., the court shall order indemnification, in which case Indemnitee shall be entitled to recover the expenses of securing such reimbursement; or

(b)            if it determines that Indemnitee is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, the court may order such indemnification as the court shall deem proper.

Section 7.	Indemnification for Expenses of a Party Who is Wholly or Partly Successful.

Notwithstanding any other provision of this Agreement, and without limiting any such provision, to the extent that Indemnitee is, by reason of his Corporate Status, made a party to and is successful, on the merits or otherwise, in the defense of any Proceeding, he shall be indemnified for all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee under this Section 7 for all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter, allocated on a reasonable and proportionate basis. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a

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Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 8.	Advance of Expenses.

The Company shall advance all reasonable Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding to which Indemnitee is, or is threatened to be, made a party or a witness, within ten days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written affirmation by Indemnitee of Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized by law and by this Agreement has been met and a written undertaking by or on behalf of Indemnitee, in such form as may be required under applicable law as in effect a the time of the execution thereof, to reimburse the portion of any Expenses advanced to Indemnitee relating to claims, issues or matters in the Proceeding as to which it shall ultimately be established that the standard of conduct has not been met and which have not been successfully resolved as described in Section 7. To the extent that Expenses advanced to Indemnitee do not relate to a specific claim, issue or matter in the Proceeding, such Expenses shall be allocated on a reasonable and proportionate basis. The undertaking required by this Section 8 shall be an unlimited general obligation by or on behalf of Indemnitee and shall be accepted without reference to Indemnitee’s financial ability to repay such advanced Expenses and without any requirement to post security.

Section 9.	Procedure for Determination of Entitlement to Indemnification.

(a)            To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

(b)            Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 9(a) hereof, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall promptly be made in the specific case: (i) if a Change in Control shall have occurred, by Independent counsel in a written opinion to the board of Directors, a copy f which shall be delivered to Indemnitee; or (ii) if a Change of Control shall not have occurred, (A) by the Board of Directors (or a duly authorized committee thereof) by a majority vote of a quorum consisting of Disinterested Directors (as herein defined), or (B) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel

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in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee, or

(c)            If so directed by a majority of the members of the Board of Directors, by the stockholders of the Company; and, if it is so determined hat Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or Expenses incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company shall indemnify and hold Indemnitee harmless.

Section 10.	Presumptions and Effect of Certain Proceedings.

(a)            In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to Indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 9(a) of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making of any determination contrary to that presumption.

(b)            The termination of any Proceeding by judgment, order, settlement, conviction, a plea of nolo contendere or its equivalent, or an entry of a order of probation prior to judgment, does not create a presumption that Indemnitee did not meet the prerequisite standard of conduct described herein for indemnification.

Section 11.	Remedies of Indemnitee.

(a)            If (i) a determination is made pursuant to Section 9 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advance of Expenses is not timely made pursuant to Section 8 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 9(b) of this Agreement within 30 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 7 of this Agreement within ten days after receipt by the Company of a written request, or (v) payment of indemnification is not made within ten days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication in an appropriate court of the Commonwealth of Virginia, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advance of Expenses. Alternatively,

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Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator under to the commercial Arbitration Rules of the American Arbitration Association, but the arbitrator does not have to be from the AAA. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 11(a); provided, however, that the foregoing clause shall not apply to a proceeding brought by Indemnitee to enforce his rights under Section 7 of this Agreement.

(b)            In any judicial proceeding or arbitration commenced pursuant to this Section 11, the Company shall have the burden of proving that Indemnitee is not entitled to indemnification or advance of Expenses, as the case may be.

(c)            If a determination shall have been made pursuant to Section 9(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 11, absent a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification.

(d)            In the event that Indemnitee, pursuant to this Section 11, seeks a judicial adjudication of an award in arbitration to enforce his rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company for, any and all Expenses actually and reasonably incurred by him in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advance of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

Section 12.	Defense of the Underlying Proceeding

(a)            Indemnitee shall notify the Company promptly upon being served with or receiving any summons, citation, subpoena, complaint, indictment, information, notice, request or other document relating to any Proceeding which may result or other documents relating to any Proceeding which may result n the right to indemnification or the advance of Expenses hereunder; provided, however, that the failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to indemnification or the advance of Expenses under this Agreement unless the Company’s ability to defend in such Proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Company is thereby actually so prejudiced.

(b)            Subject to the provisions of this last sentence of this Section 12(b) and of Section 12(c) below, the Company shall have the right to defend Indemnitee in any Proceeding which may give rise to indemnification hereunder; provided, however, that

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the Company shall notify Indemnitee of any such decision to defend within 15 calendar days following receipt of notice of any such Proceeding under Section 12(a) above. The Company shall not, without the prior written consent of Indemnitee, which shall not be unreasonably withheld or delayed, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee or (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee. This Section 12(b) shall not apply to a Proceeding brought by Indemnitee under Section 11 above or Section 18 below.

(c)            Notwithstanding the provisions of Section 12(b) above, if in a Proceeding to which Indemnitee is a party by reason of Indemnitee’s Corporate Status, (i) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld, that he may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with other defendants in such Proceeding, (ii) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld, that an actual or apparent conflict of interest or potential conflict of interest exists between Indemnitee and the Company, or (iii) if the Company fails to assume the defense of such Proceeding in a timely manner, Indemnitee shall be entitled to be represented by separate legal counsel of Indemnitee’s choice, subject to the prior approval of the Company, which shall not be unreasonably withheld, at the expense of the Company. In addition, if the Company fails to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any Proceeding to deny or to recover from Indemnitee the benefits intended to be provided to Indemnitee hereunder, Indemnitee shall have the right to retain counsel of Indemnitee’s choice, subject to the prior approval of the Company, which shall not be unreasonably withheld, at the expense of the Company (subject to Section 11(d)), to represent Indemnitee in connection with any such matter.

Section 13.	Non-Exclusivity; Survival of Rights; Subrogation; Insurance; Investment Company Act.

(a)            The rights of indemnification and advance of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Charter or Bylaws of the Company, any agreement or a resolution of the stockholders entitled to vote generally in the election of directors or of the Board of Directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal.

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(b)            In the even of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to brig suit to enforce such rights.

(c)            The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable or payable or reimbursable as expenses hereunder if and to the extent that (i) Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise, or (ii) that any such payment would be impermissible under governing federal, state, or local law.

Section 14.	Insurance.

The Company will use its reasonable best efforts to acquire directors and officers liability insurance, on terms and conditions deemed appropriate by the Board of Directors of the Company, with the advice of counsel, covering Indemnitee or any claim made against Indemnitee for service as a director or officer of the Company and covering the Company for any indemnification or advance of Expenses made by the Company to Indemnitee for any claims made against Indemnitee for service as a director or officer of the Company. Without in any way limiting any other obligation under this Agreement, the Company shall indemnify Indemnitee for any payment by Indemnitee arising out of the amount of any deductible or retention and the amount of any excess of the aggregate of all judgments, penalties, fines, settlements, and reasonable Expenses incurred by Indemnitee in connection with a Proceeding over the coverage of any insurance referred to in the previous sentence.

Section 15.	Indemnification for Expenses of a Witness.

Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding, whether instituted by the Company or any other party, and to which Indemnitee is not a party, he shall be advanced all reasonable Expenses and indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

Section 16.	Duration of Agreement; Binding Effect.

(a)            This Agreement shall continue until and terminate ten years after the date that Indemnitee’s Corporate Status shall have ceased; provided, that the rights of Indemnitee hereunder shall continue until the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advance of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 11 of this Agreement relating thereto.

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(b)            The indemnification and advance of Expenses provided by, or granted pursuant to, his Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), shall continue as to an Indemnitee who has ceased to be a director, trustee, officer, employee or agent of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the written request of the Company, and shall inure to the benefit of Indemnitee and his spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

(c)            The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 17.	Severability.

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable that is not itself invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable, that is not itself invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 18.	Exception to Right of Indemnification or Advance of Expenses.

Notwithstanding any other provision of this Agreement, Indemnitee shall not be entitled to indemnification or advance of Expenses under this Agreement with respect to any Proceeding brought by Indemnitee, unless (a) the Proceeding is brought to enforce indemnification under this Agreement or otherwise, or (b) the Board of Directors of the Company or an agreement approved by the Board of Directors provide otherwise.

Section 19.	Identical Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. One such counterpart signed by the party

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against whom enforceability is sought shall be sufficient to evidence the existence of this Agreement.

Section 20.	Headings.

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

Section 21.	Modification and Waiver.

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 22.	Notices.

Unless otherwise provided herein, any notice or other information to be provided to the Company will be sent: (a) by electronic mail; (b) by registered or certified U.S. mail, return receipt requested; (c) by hand; or (d) by overnight courier, addressed to the other party at the following addresses:

If to the Company:

Larry F. Mazza

Chief Executive Officer of MVB Financial Corp.
301 Virginia Avenue
Fairmont, WV 26553

lmazza@mvbbanking.com

If to the Indemnitee:

H. Edward Dean, III

4035 Ridge Top Road

Suite 100

Fairfax, VA 22030

EDean@potomacmortgagegroup.com

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cc:	Elaine Charlson Bredehoft

Charlson Bredehoft Cohen Brown & Sakata, P.C.

11260 Roger Bacon Drive, Suite 201

Reston, VA 20190

ebredehoft@cbcblaw.com

Notice shall be deemed effective: (i) on the first business day following the sending by electronic mail; (ii) on the date hand delivered; (iii) on the first business day following the sending thereof by overnight courier; and (iv) on the fifth calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing of the notice into the custody of the U.S. Postal Service, except for a notice of a change of address, which shall be deemed effective only upon receipt. The parties agree to provide notice of any change of address.

Section 23.	Governing Law.

The parties agree that this Indemnification Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of WestVirginia without regard to its conflict-of-law or choice of law principles.

MVB FINANCIAL CORP.

By:	/s/ Larry F. Mazza	/s/ H. Edward Dean
	Larry F. Mazza	H. EDWARD DEAN, III
Chief Executive Officer

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